Exhibit 10.67

July 18, 2008

David Zuckerman
[Home Address]

Dear David,

It gives me great pleasure to confirm that the Compensation Committee of the Board of Directors has recommended to the full Board an offer to you of employment with Chordiant Software, Inc as Vice President and General Counsel, with the elements of cash and equity compensation set forth in this letter, reporting directly to Steven R. Springsteel, Chairman, President and CEO. Subject to confirmation by the Board, the terms of this employment are detailed as follows:

Your annual salary will be $280,000.00 less payroll deductions and all required withholdings, and will be payable bi-monthly in increments of $11,666.66 on the fifteenth and last day of each month. You will have a total bonus target equal to 50% of your base salary at 100% attainment of all objectives under Chordiant’s 2008 General Counsel Incentive Bonus Program. Chordiant will have the sole discretion to determine if you have earned this bonus and, the amount of bonus. You must be employed by Chordiant on the date such bonuses are paid in order to earn any bonus

Subject to Board approval, you will be granted an option to purchase 75,000 shares of the Company’s common stock.  The option shall have an exercise price equal to the fair market value on the date of grant, and shall be governed in all respects by the terms of the plan documents and the option agreement between you and the company.

As an executive of the Company, you will participate in the Change in Control program as revised and approved by Chordiant's Board of Directors.

You will be eligible for Chordiant Software’s Employee Benefits program, which includes among others, participation in our 401(k) Plan, and the company Group Medical, Dental, and Disability Insurance Programs.  Chordiant may change compensation and benefits from time to time in its discretion.

You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information. You also will be expected to abide by the Company’s standard policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

This offer is contingent upon a successful background check, successful reference checks, and your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States.  These must be provided on your first day of employment.  Please bring these with you on your first day.

Employment with Chordiant Software is considered employment “at will” and may be terminated by you or Chordiant Software at any time with or without cause, and with or without advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company. The Company may change your position, duties, and work location from time to time in its discretion.

As part of your duties for Chordiant, you may be assigned to work onsite with a Chordiant customer.  Some of these customers have additional requirements that they impose upon individuals who work onsite at their business.  If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be asked to consent to these requirements.

This letter, together with your proprietary information and non-disclosure agreement, forms the complete and exclusive statement of your employment agreement with the Company.  The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

This offer is valid through July 25, 2008. Please sign below to indicate your acceptance of this offer and return by fax to Human Resources at 408 517-6176 (fax).  Please send an original signed copy in the pre-addressed enclosed envelope. Details regarding orientation will be mailed to you prior to your start date. Orientation is held at 10:00 PST on your start date or you can arrange with your manager to attend orientation in one of Chordiant’s remote offices.

Sincerely,

/s/ Jack Landers

Jack Landers
Vice President, Human Resources

Accepted: /s/ David Zuckerman                                                       Date Signed: 7/23/08                                           Monday Start Date:  8/11/08